Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Jennifer A. Olson-Goude	Susan L. Beatty
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-5680
F O R I M M E D I A T E  R E L E A S E
Piper Jaffray Companies Announces 2005 Third Quarter Results
MINNEAPOLIS – October 19, 2005 – Piper Jaffray Companies (NYSE: PJC) today announced net income of $15.1 million, or $0.79 per diluted share, for the quarter ended Sept. 30, 2005, up from $11.8 million, or $0.61 per diluted share, for the year-ago period. In the second quarter of 2005, net income totaled $1.2 million, or $0.06 per diluted share, which was reduced by a pre-tax restructuring charge of $8.6 million, or $0.29 per diluted share after tax.
For the first nine months of 2005, net income was $23.7 million, or $1.25 per diluted share, compared to $38.5 million and $1.99 per diluted share for the year-ago period. Net revenues were $568.1 million year-to-date, down 5.8 percent from the first nine months of 2004. For the first nine months of 2005, annualized return on average tangible shareholders’ equity1 was 7.7 percent, compared to 13.3 percent for the first nine months of 2004.
Third Quarter Business Highlights
•	Generated total net revenues of $209.4 million, up 12.4 percent from the year-ago period

•	Achieved an 11 percent pre-tax margin, the strongest level since becoming a public company

•	Achieved record quarterly mergers and acquisitions revenues

•	As part of a European expansion of its healthcare franchise the firm’s London subsidiary:

o	became a member of the London Stock Exchange and commenced trading in European stocks as well as market-making in 27 healthcare stocks listed on that exchange,

o	initiated research coverage on nine UK-based healthcare companies, and

o	was named an advisor on two cross-border mergers and acquisitions transactions
“We are pleased with our improved revenues and profit margin, which were driven by our record M&A results and the expense reductions we implemented across the firm during the second quarter,” said chairman and chief executive officer Andrew S. Duff. “Our improved financial results demonstrate progress, but we recognize we have further work to do to achieve consistent, competitive performance.”
Results of Operations
Net Revenues
Net revenues for the third quarter were $209.4 million, up 12.4 percent and 16.5 percent from the third quarter of 2004 and the second quarter of 2005, respectively. The increase compared to both periods was mainly driven by robust mergers and acquisitions revenues.
Non-Interest Expenses
For the quarter, non-interest expenses were $186.3 million, up 11.1 percent from the third quarter of 2004. Compensation expenses were $129.2 million, up 13.1 percent from the year-ago period, mainly due to increased variable compensation driven by higher net revenues and profitability and due to personnel investments in the Capital Markets business.
Non-compensation expenses were $57.1 million, up 6.8 percent from the same quarter last year, mainly driven by increased litigation-related expenses. Most other non-compensation expense categories were improved over last year due in part to cost-reduction measures. Compared to the second quarter of 2005, non-compensation expenses declined by $10.6 million, or 15.6 percent, primarily due to the pre-tax restructuring charge taken in the second quarter.

For the third quarter of 2005, pre-tax operating margin was 11.0 percent, up from 10.0 percent for the year-ago period, and up significantly from 0.9 percent for the second quarter of 2005, which was adversely impacted by the $8.6 million pre-tax restructuring charge. For the third quarter, annualized return on average tangible shareholders’ equity1 was 14.8 percent, compared to 11.7 percent for the year-ago period.
During the third quarter of 2005, the firm repurchased 343,642 shares of the company’s outstanding common stock under its previously announced repurchase program, at an average price of $31.96 per share.
Business Segment Review
Capital Markets
Capital Markets generated $124.0 million in net revenues for the quarter, up $22.6 million, or 22.3 percent, from the year-ago period, and up $26.4 million, or 27.0 percent, compared to the second quarter of 2005. Segment pre-tax operating income for the quarter increased 43.2 percent to $22.6 million compared to the third quarter of 2004, and rose 75.8 percent compared to the second quarter of 2005.
Capital Markets revenue growth stemmed mainly from very strong mergers and acquisitions activity. In addition, improved revenues from interest rate products and cash equities sales and trading contributed to the strong performance.
Institutional Sales and Trading
Institutional sales and trading net revenues were $50.0 million, up 17.1 percent from the year-ago period.

•	Equity sales and trading revenues were $31.6 million, an increase of 19.8 percent compared to the year-ago period, due primarily to higher trading volumes and the addition of algorithmic and program trading.

•	Fixed income sales and trading revenues were $18.4 million, up 12.8 percent compared to the year-ago period. This growth in revenues was primarily driven by higher revenues from interest rate products, which were partially offset by lower secondary sales and trading revenues due to the effects of TRACE (Trade Reporting and Compliance Engine) and higher interest rates.
Investment Banking
For the quarter, investment banking revenues were $73.4 million, up 26.3 percent from the prior-year period, driven by record mergers and acquisitions revenues.
•	Mergers and acquisitions revenues were $39.4 million, up 70.8 percent compared to last year, driven by an increased number and value of closed transactions.

•	Equity underwriting revenues were $18.2 million, up 7.9 percent from the year-ago period, due to higher revenues from IPOs and follow-on offerings.

•	Public finance investment banking revenues were $15.8 million, down 13.2 percent from the year-ago period. Public finance revenues were very strong in both the third quarter of 2004 and the second quarter of 2005.
Segment operating expenses for the quarter were $101.4 million, an increase of $15.8 million, or 18.5 percent, from the same period a year ago, driven by higher variable compensation expenses due to increased net revenues and profitability and driven by personnel investments in the Capital Markets business.
Segment pre-tax operating margin was 18.3 percent, up from 15.6 percent in the year-ago period and 13.2 percent in the second quarter of 2005. The improvement was due to higher revenues and lower non-compensation expenses.

Based on robust mergers and acquisitions activity, the firm significantly increased its national ranking in this business to 12th, up from 24th for the year-ago period. Following is a recap of completed deals and industry rankings (based on the number of transactions completed) during the third quarter of 2005:
•	20 mergers and acquisitions transactions with an enterprise value of $4.2 billion, ranking the firm 12th nationally. In the same period last year the firm completed 13 transactions with an enterprise value of $2.0 billion. (Source: Mergerstat)

•	17 equity offerings, raising a total of $2.1 billion in capital, and placing the firm 14th nationally. These results compare to completion of 20 equity offerings in the same quarter last year for a total of $3.3 billion in capital raised. (Source: Dealogic)

•	107 tax-exempt issues with a total par value of $1.5 billion, ranking the firm fourth nationally. In the third quarter of last year, the firm completed 143 tax-exempt issues, with a total par value of $1.6 billion. In the Upper Midwest, the firm completed 61 public finance issues during the quarter with a total par value of $487 million, ranking the firm the lead underwriter in this region. The firm completed 82 public finance issues with a total par value of $710 million in the Upper Midwest in the prior-year period. (Source: Thomson Financial)
Private Client Services
For the quarter, Private Client Services recorded net revenues of $87.3 million, up $2.4 million, or 2.9 percent, compared to the third quarter of 2004. Net revenues increased 3.8 percent compared to the second quarter of 2005. Segment pre-tax operating income was $5.3 million, down 25.9 percent from the third quarter of 2004, mainly driven by increased litigation-related expenses. Segment pre-tax operating income increased 153.2 percent compared to the second quarter of 2005, due to a modest increase in revenues and essentially flat expenses.
Private Client Services benefited from increased private client activity during the quarter and the continued increase in revenues from fee-based accounts, which achieved another record level. For the third quarter, fee-based account revenues accounted for nearly 21 percent of Private Client Services’ net revenues, up from 18 percent last year.

Segment operating expenses were $82.0 million for the quarter, up 5.5 percent from the year-ago period. Segment pre-tax operating margin for the quarter was 6.1 percent, down from 8.4 percent in the third quarter of 2004 but improved from 2.5 percent for the second quarter of 2005.
Corporate Support and Other
Corporate Support and Other pre-tax operating loss was $3.9 million for the third quarter of 2005, an increase of $0.7 million over the third quarter of 2004, due to increased interest expense from higher interest rates on subordinated debt.
Additional Shareholder Information

	As of Sept. 30, 2005	As of June 30, 2005	As of Sept. 30, 2004
Full Time	2,879	2,907	3,029
Employees:
Financial Advisors:	856	863	853
Client Assets:	$52 billion	$51 billion	$49 billion
Shareholders’ equity:	$734.2 million	$725.0 million	$715.0 million
Book value per share:	$39.96	$38.74	$36.98
Tangible book value per share:	$22.51	$21.58	$21.17

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. For the period presented, annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Sep. 30, 2005	Sep. 30, 2004	Sep. 30, 2005
Shareholders’ equity	$729,847	$708,640	$734,185
Deduct: Goodwill and identifiable intangible assets	320,834	305,635	320,634

Tangible shareholders’ equity	$409,013	$403,005	$413,551

	Average for the
	Nine Months Ended	Nine Months Ended	As of
(Dollars in thousands)	Sep. 30, 2005	Sep. 30, 2004	Sep. 30, 2005
Shareholders’ equity	$731,413	$692,630	$734,185
Deduct: Goodwill and identifiable intangible assets	321,234	305,635	320,634

Tangible shareholders’ equity	$410,179	$386,995	$413,551

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss third quarter 2005 financial results on Wednesday, Oct. 19, 2005, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web page, www.piperjaffray.com, or by dialing (800) 374-0255, or (706) 643-7489 international, and referring to conference ID 9434678 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately
1 p.m. ET Oct. 19 at the same web address or by calling (800) 642-1687 or (706) 645-9291 international.
About Piper Jaffray Companies
Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 104 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) we have agreed to certain restrictions to preserve the tax treatment of our spin-off from U.S. Bancorp, which reduce our strategic and operating flexibility, (2) we have agreed to indemnify U.S. Bancorp for taxes and related losses resulting from any actions we take that cause the spin-off to fail to qualify as a tax-free transaction, (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) our underwriting and market-making activities may place our capital at risk, (6) an inability to readily divest or transfer trading positions may result in financial losses to our business, (7) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our risk exposure, (8) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (9) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (10) our technology systems are critical components of our operations, and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (11) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (12) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (13) our exposure to legal liability is significant, and could lead to substantial damages, (14) we may suffer losses if our reputation is harmed, (15) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (16) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2005 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operation

	For the Three Months Ended			Percent Inc/(Dec)		For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q05 vs.	3Q05 vs.	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2005	2005	2004	2Q05	3Q04	2005	2004	Inc/(Dec)
Revenues:

Commissions and fees	$73,045	$67,879	$61,187	7.6%	19.4%	$211,084	$196,475	7.4%
Principal transactions	35,637	38,158	39,813	(6.6)	(10.5)	108,659	142,132	(23.6)
Investment banking	81,091	55,024	65,204	47.4	24.4	192,437	198,246	(2.9)
Interest	18,231	17,052	12,962	6.9	40.6	50,885	40,157	26.7
Other income	11,336	11,267	13,571	0.6	(16.5)	33,330	44,378	(24.9)

Total revenues	219,340	189,380	192,737	15.8	13.8	596,395	621,388	(4.0)

Interest expense	9,979	9,715	6,512	2.7	53.2	28,301	18,460	53.3

Net revenues	209,361	179,665	186,225	16.5	12.4	568,094	602,928	(5.8)

Non-interest expenses:

Compensation and benefits	129,196	110,383	114,197	17.0	13.1	348,981	371,594	(6.1)
Occupancy and equipment	14,295	14,419	14,968	(0.9)	(4.5)	42,741	42,383	0.8
Communications	9,362	10,299	10,558	(9.1)	(11.3)	30,066	31,728	(5.2)
Floor brokerage and clearance	4,473	4,732	4,068	(5.5)	10.0	13,408	13,427	(0.1)
Marketing and business development	9,243	10,014	9,723	(7.7)	(4.9)	29,907	31,516	(5.1)
Outside services	10,894	12,374	11,215	(12.0)	(2.9)	33,907	30,295	11.9
Cash award program	1,005	1,061	1,219	(5.3)	(17.6)	3,202	3,559	(10.0)
Restructuring-related expense	—	8,595	—	N/M	N/M	8,595	—	N/M
Other operating expenses	7,828	6,196	1,702	26.3	359.9	21,151	16,989	24.5

Total non-interest expenses	186,296	178,073	167,650	4.6	11.1	531,958	541,491	(1.8)

Income before income tax expense	23,065	1,592	18,575	1348.8	24.2	36,136	61,437	(41.2)

Income tax expense	7,917	355	6,806	2130.1	16.3	12,416	22,898	(45.8)

Net income	$15,148	$1,237	$11,769	1124.6%	28.7%	$23,720	$38,539	(38.5)%

Earnings Per Common Share
Basic	$0.80	$0.07	$0.61	1042.9%	31.1%	$1.26	$1.99	(36.7)%
Diluted	$0.79	$0.06	$0.61	1216.7%	29.5%	$1.25	$1.99	(37.2)%

Weighted average number of common shares
Basic	18,841	19,028	19,333	(1.0)%	(2.5)%	18,814	19,333	(2.7)%
Diluted	19,107	19,195	19,387	(0.5)%	(1.4)%	19,007	19,383	(1.9)%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)		For the Nine Months Ended
	September 30,	June 30,	September 30,	3Q05 vs.	3Q05 vs.	September 30,	September 30,	Percent
(Dollars in thousands)	2005	2005	2004	2Q05	3Q04	2005	2004	Inc/(Dec)
Capital Markets

Institutional Sales
Fixed Income	$18,439	$19,354	$16,348	(4.7)%	12.8%	$54,111	$60,002	(9.8)%
Equities	31,576	29,418	26,363	7.3	19.8	87,314	91,115	(4.2)

Total Institutional Sales	50,015	48,772	42,711	2.5	17.1	141,425	151,117	(6.4)
Investment Banking
Underwriting
Fixed Income	15,809	19,758	18,223	(20.0)	(13.2)	47,199	47,483	(0.6)
Equities	18,166	16,960	16,836	7.1	7.9	55,464	64,642	(14.2)
Mergers and Acquisitions	39,432	11,240	23,083	250.8	70.8	67,246	62,634	7.4

Total Investment Banking	73,407	47,958	58,142	53.1	26.3	169,909	174,759	(2.8)
Other Income	565	868	495	(34.9)	14.1	2,196	1,132	94.0

Net revenues	123,987	97,598	101,348	27.0	22.3	313,530	327,008	(4.1)

Operating expenses	101,355	84,726	85,539	19.6	18.5	266,499	275,057	(3.1)

Segment pre-tax operating income	$22,632	$12,872	$15,809	75.8%	43.2%	$47,031	$51,951	(9.5)%

Segment pre-tax operating margin	18.3%	13.2%	15.6%			15.0%	15.9%

Private Client Services

Net revenues	$87,292	$84,081	$84,872	3.8%	2.9%	$260,572	$270,773	(3.8)%
Operating expenses	81,980	81,983	77,703	(0.0)	5.5	248,351	249,543	(0.5)

Segment pre-tax operating income	$5,312	$2,098	$7,169	153.2%	(25.9)%	$12,221	$21,230	(42.4)%

Segment pre-tax operating margin	6.1%	2.5%	8.4%			4.7%	7.8%

Corporate Support and Other

Net revenues	$(1,918)	$(2,014)	$5	(4.8)%	N/M	$(6,008)	$5,147	N/M
Operating expenses	1,956	1,708	3,189	14.5	(38.7)%	5,311	13,332	(60.2)%

Segment pre-tax operating loss	$(3,874)	$(3,722)	$(3,184)	4.1%	21.7%	$(11,319)	$(8,185)	38.3%

Segment pre-tax operating margin	N/M	N/M	N/M			N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$24,070	$11,248	$19,794	114.0%	21.6%	$47,933	$64,996	(26.3)%
Cash award program	1,005	1,061	1,219	(5.3)	(17.6)	3,202	3,559	(10.0)
Restructuring related expense	—	8,595	—	N/M	N/M	8,595	—	N/M

Total income before tax expense	$23,065	$1,592	$18,575	1348.8%	24.2%	$36,136	$61,437	(41.2)%

Pre-tax operating margin	11.0%	0.9%	10.0%			6.4%	10.2%